Exhibit 99.2

Report of Independent Auditor

To the Board of Directors and Stockholders of
Armada Hoffler Properties, Inc.

We have audited the accompanying statement of revenues and certain operating expenses (the “Statement”) of Southgate Square (the “Property”), as defined in Note 1 of the Statement, for the year ended December 31, 2015.

Management’s Responsibility for the Statement
Management is responsible for the preparation and fair presentation of this Statement, in accordance with accounting principles generally accepted in the United States of America, that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility
Our responsibility is to express an opinion on this Statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the Statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the Statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the Statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the Statement.

We believe the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the Statement referred to above presents fairly, in all material respects, the revenues and certain operating expenses of the Property for the year ended December 31, 2015 in conformity with accounting principles generally accepted in the United States of America.

Emphasis of Matter
As further discussed in Note 1, Armada Hoffler Properties, Inc. acquired the Property on April 29, 2016.

The accompanying Statement was prepared as described in Note 1 for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of the Property’s revenues and expenses. Our opinion is not modified with respect to this matter.

/s/ Cherry Bekaert LLP
Virginia Beach, Virginia
October 19, 2016

Southgate Square
Statements of Revenues and Certain Operating Expenses
(In thousands)

	(Unaudited)
	Three Months Ended	Year Ended
	March 31, 2016	December 31, 2015
Revenues
Rental revenue	$606	$2,456
Tenant recoveries	60	231
Ancillary and other income	3	9
Total revenues	669	2,696

Certain operating expenses
Real estate taxes and insurance	60	306
Operating and maintenance	66	218
Management fees	13	50
Total certain operating expenses	139	574
Revenues in excess of certain operating expenses	$530	$2,122

See accompanying Notes to Statements of Revenues and Certain Operating Expenses.

Southgate Square
Notes to Statements of Revenues and Certain Operating Expenses

1. Basis of Presentation

The accompanying statements of revenues and certain operating expenses include the operations of Southgate Square, a retail property (the “Property”), which Armada Hoffler Properties, Inc. (the “Company”) acquired on April 29, 2016.

The accompanying statements of revenues and certain operating expenses have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended. Accordingly, the statements are not representative of the actual operations for the periods presented, as revenues and certain operating expenses, which may not be directly attributable to the revenues and expenses expected to be incurred in the future operations of the Property, have been excluded. Such items include depreciation, amortization, interest expense, interest income and amortization of above- and below-market leases. The Company is not aware of any material factors during the year ended December 31, 2015 or the three months ended March 31, 2016 that would cause the reported financial information not to be indicative of future operating results.

The accompanying interim statement of revenues and certain operating expenses for the three months ended March 31, 2016 is unaudited. In the opinion of management, all adjustments, consisting only of normal and recurring adjustments considered necessary for a fair statement, have been included. The reported results are not necessarily indicative of the results that may be expected for the full year.

2. Summary of Significant Accounting Policies

Revenue Recognition

The Property recognizes rental revenue from tenants on a straight-line basis over the lease term when collectability is reasonably assured and the tenant has taken possession or controls the physical use of the leased asset.

Tenant recoveries related to reimbursement of real estate taxes, insurance, repairs and maintenance, and other operating expenses are recognized as revenue in the period the applicable expenses are incurred. Tenant recoveries and reimbursable expenses are recognized and presented gross, as the Property is generally the primary obligor with respect to purchasing goods and services from third-party suppliers, has discretion in selecting the supplier and bears the associated credit risk.

Use of Estimates

Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenues and certain expenses during the reporting periods to present the statements of revenues and certain operating expenses in conformity with accounting principles generally accepted in the United States. Actual results could differ from those estimates.

3. Minimum Future Lease Rentals (unaudited)

There are various lease agreements in place with tenants to lease space in the Property. As of March 31, 2016, the minimum future cash rents receivable under noncancelable operating leases in each of the next five years and thereafter are as follows:

(In thousands)
Nine months ending December 31, 2016	$2,109
2017	2,333
2018	1,900
2019	1,679
2020	1,504
2021	1,336
Thereafter	8,592
$19,453

Leases generally require reimbursement of the tenant’s proportional share of common area, real estate taxes and other operating expenses, which are excluded from the amounts above.

4. Tenant Concentrations

For the three months ended March 31, 2016 (unaudited) and the year ended December 31, 2015, three tenants represented approximately 34% of the Property’s rental revenues.

5. Commitments and Contingencies

The Property is subject to various legal proceedings and claims that arise in the ordinary course of business. These matters are generally covered by insurance. Management believes that the ultimate settlement of these actions will not have a material adverse effect on the Property’s results of operations.

6. Subsequent Events

Management evaluated subsequent events through October 19, 2016, the date the financial statements were available to be issued.

4